2025 DIRECTOR FEE POLICY

The Board of Directors (“Board”) of the Federal Home Loan Bank of Des Moines (“Bank”) adopts this policy governing compensation for its Chair, Vice Chair, Board Committee Chairs, and all other Member and Independent Directors serving on the Bank’s Board, effective January 1, 2025.

I.     Annual Compensation

Annual compensation (“Annual Compensation”) for Bank Directors has been determined after assessing studies on director compensation as well as FHLBank System data. The Annual Compensation for Bank Directors for 2025 shall be as follows:

Chair of Board of Directors:         $ 162,500
Vice Chair of Board of Directors:        $ 142,000
Chairs of Audit, Risk and Compliance and Human Resources & Compensation Committees:                    $ 137,000
Chairs of all other Board Committees:    $ 130,000
All other Directors:                $ 123,000
Individuals serving as Chair or Vice Chair of the Board shall not be entitled to Annual Compensation in excess of the amount to which they are entitled for such service due to concurrent service as Chair of a Board Committee.

Directors have the option of deferring a portion of their fees under the Bank’s Deferral Plan for Directors.
II.     Expenses

The Bank shall reimburse directors and pay for necessary and reasonable travel, subsistence, and other related expenses incurred in connection with performance of their duties in accordance with the Bank’s Reimbursable Expense Policy and Corporate Governance Principles. Bank-approved expenses of a Director’s spouse/guest accompanying a Director as an invited guest to a Board meeting will be treated as compensation for such Director.

III.    Limits and Controls

Performance Requirements. A Director shall receive one quarter of the Annual Compensation on the last business day of each calendar quarter. If it is determined at the end of the calendar year that a Director has attended less than 75% of the meetings the Director was required to attend during such year, the Director will not receive the fourth quarter payment for such
Approved by the Board of Directors December 10, 2024

calendar year. In the event that a Director serves on the Board for only a portion of a calendar year, or only serves as a Board Chair, Board Vice Chair, or Committee Chair for a portion of a calendar year, then the Annual Compensation to which such director is entitled for that calendar year shall be adjusted accordingly on a pro-rata basis.

Directors are expected to attend all Board meetings and meetings of the Committees on which they serve, and to remain engaged and actively participate in all meetings, in a manner consistent with the requirements of the Corporate Governance Principles. In addition to the Bank’s right to withhold fourth quarter Annual Compensation from a Director, the Chair or Vice Chair of the Board shall direct the Corporate Secretary to make any other appropriate adjustments in the payments to any Director who regularly fails to attend Board meetings or meetings of Committees on which the Director serves, or who consistently demonstrates a lack of participation in or preparation for such meetings, to ensure that no Director is paid fees that do not reflect that Director’s performance of his/her duties. To assist the Board in making such determinations, the Corporate Secretary will, on a quarterly basis and prior to payment of a quarter’s fees, review the attendance of each Director during the quarter and raise any attendance issue identified with the Board Chair. In the event the potential issue involves the Board Chair, the Corporate Secretary will raise such issue with the Board Vice Chair.

IV.    Roles and Responsibilities

The Board of Directors shall be responsible for any adjustments to the Annual Compensation. The Corporate Secretary is responsible for processing fee payments and expense reports and for remitting fees and expense reimbursements to Directors on a quarterly basis.

The Board of Directors shall review and approve this policy annually.

Approved by the Board of Directors December 10, 2024